                                                                     Exhibit 6.1

                                 EPS CALCULATION


The following schedule summarizes the information used to compute earnings per common share:

                                                  Years ended December 31,
                                         ---------------------------------------
                                             2002         2001           2000
                                         -----------   -----------   -----------
Weighted average number of common
  shares used to compute basic net
  income per common share                144,795,000   142,962,000   142,040,000
Dilutive effect of stock options             992,000     2,093,000     3,031,000
                                         -----------   -----------   -----------
Weighted average number of common
  shares used to compute diluted net
  income per common share                145,787,000   145,055,000   145,071,000
                                         ===========   ===========   ===========